NEWS

For Release:      September 29, 2004

Contact:          Financial:        Joseph F. Morris
                                    Senior Vice President, Chief Financial
                                    Officer and Treasurer
                                    (215) 443-3612

                  Media:            David Kirk, APR
                                    (610) 792-3329

Summary: Penn-America Group, Inc. (NYSE:PNG) estimates losses related to Hurricanes Charley, Frances, Ivan and Jeanne

         HATBORO PA (September 29, 2004) -- Penn-America Group, Inc. (NYSE:PNG) today reported that based upon claims reported to date, it expects after-tax losses from Hurricanes Charley, Frances, Ivan and Jeanne, including additional reinsurance premiums, will be $3.4 million or $.23 per diluted share.
         Jon S. Saltzman, president and CEO noted, "Our operating principles include maintaining a strong balance sheet to protect our shareholders' assets, in part by purchasing a catastrophic loss reinsurance treaty. The financial impact of this unprecedented series of storms has been mitigated by the strength of Penn-America's reinsurance program."
         The company's catastrophic loss reinsurance treaty, which includes reinsurance for 100% of $29.0 million per occurrence in excess of $1.0 million per occurrence, remains intact and is expected to provide sufficient aggregate capacity for future catastrophic events.
         Penn-America Group, Inc. (NYSE:PNG) is a specialty commercial property and casualty insurance holding company that markets and underwrites general liability, commercial property and multi-peril insurance for small businesses in small towns and rural areas through a select network of wholesale general agents in the excess and surplus lines marketplace.


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Page 2/Penn-America Group, Inc. (NYSE: PNG) Estimates Losses from Hurricanes

Forward-Looking Information
         Certain information included in this news release and other statements or materials published or to be published by the company are not historical facts but are forward-looking statements including, but not limited to, such matters as anticipated financial performance, business prospects, technological developments, new and existing products, expectations for market segment and growth, and similar matters. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the company provides the following cautionary remarks regarding important factors which, among others, could cause the company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the company's business, and the other matters referred to above include, but are not limited to: (1) risks inherent in establishing loss and loss adjustment expense reserves; (2) uncertainties relating to the financial ratings of the company's insurance subsidiaries; (3) uncertainties relating to government and regulatory policies; (4) uncertainties arising from the cyclical nature of the company's business; (5) changes in the company's relationships with, and the capacity of, its general agents; and (6) the risk that the company's reinsurers may not be able to fulfill their obligations to the company. For additional disclosure regarding potential risk factors, refer to documents filed by the company with the Securities and Exchange Commission, including the company's 2003 10-K.

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